UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2006

RIGEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

1180 Veterans Boulevard
South San Francisco, CA 94080
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On January 25, 2006, the Board of Directors of Rigel Pharmaceuticals, Inc. voted to ratify and approve the bonuses awarded to the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in respect of the officers’ and the Company’s performance for the fiscal year ended December 31, 2005.   The bonus payments were based on meeting specified targets with respect to Rigel’s cash position, clinical development of product candidates and success in entering into collaborations with respect to current and potential product candidates.  The following bonuses were awarded for fiscal year 2005:

Name and Title	Bonus
James M. Gower
Chief Executive Officer, Chairman of the Board and Director	$100,000
Donald G. Payan
Executive Vice President and Scientific Officer and Director	$87,000
Elliot B. Grossbard
Senior Vice President, Medical Development	$80,000
Raul R. Rodriguez
Executive Vice President, Chief Operating Officer	$78,000
Dolly A. Vance
General Counsel and Vice President of Intellectual Property	$74,000

On January 25, 2006, the Board also ratified and approved fiscal 2006 base salaries for the named executive officers.  The Compensation Committee of the Board of Directors annually evaluates the performance and determines the compensation of the Company’s officers based on the Compensation Committee’s assessment of the individual’s performance, corporate performance, and relative compensation for competitive positions in  similar-sized, publicly-traded biopharmaceutical companies in Northern California.  The 2006 base salaries for the named executive officers are listed in Exhibit 10.33 and are incorporated herein by reference.  These salaries may be changed at any time at the discretion of the Compensation Committee.  Each of the named executive officers is employed “at will”.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description
10.33	2006 Base Salaries for Named Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGEL PHARMACEUTICALS, INC.

Dated: January 30, 2006
	By:	/s/ James H. Welch
James H. Welch
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.33	2006 Base Salaries for Named Executive Officers.